MANNING ELLIOTT
CHARTERED ACCOUNTANTS

11th floor, 1050 West Pender Street, Vancouver BC, Canada V6E 3S7
Phone: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed by Uranerz Energy Corporation (the "Company") pertaining to the Company's 2005 Nonqualified Stock Option Plan, as amended June 15, 2011, of our reports both dated March 11, 2011, with respect to the consolidated financial statements of the Company for the year ended December 31, 2010, and with respect to internal control over financial reporting of the Company for the year ended December 31, 2010, which are included in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 15, 2011.

Manning Elliott LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

July 15, 2011